Exhibit 99.1



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                                           General Motors
                                                             GM Communications
                                                             New York, NY, USA
                                                             media.gm.com
For Immediate Release:
Aug. 7, 2007



GM Completes Sale of Allison Transmission for $5.6 Billion

New York -- General Motors Corp. (NYSE:GM) today announced that it has completed the sale of its Allison Transmission commercial and military business to The Carlyle Group and Onex Corporation for approximately $5.6 billion.

The company expects to use the funds to strengthen liquidity and support heavy investments in new products and technology, such as its continued energy diversity initiatives.

General Motors Corp. (NYSE: GM), the world's largest automaker based on 2006 sales, has been the annual global industry sales leader for 76 years. Founded in 1908, GM today employs about 280,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2006, nearly 9.1 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. GM's OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.

Forward-looking statements
In this press release and related comments by GM's management, we use words like "expect," "anticipate," ""plan," "intend," "pursue," or "believe," to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but the actual events may differ materially due to a variety of important factors. Among other items, such factors include events that could change our priorities for capital spending or changes in the general business environment or economic conditions.


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Contacts:
Melisa Tezanos
GM Financial Communications
Office: 212.418.6261
Mobile: 212.542.0358
Melisa.tezanos@gm.com